Exhibit 3.1

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

NAVIGANT CONSULTING, INC.

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FIRST:    The name of the Corporation is Navigant Consulting, Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

THIRD:    The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:    The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:

1.    Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

2.    Indemnification. The Corporation shall:

(a) indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the board of directors of the Corporation (the “Board of Directors”), an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful;

(b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by each person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper;

(c) indemnify any director, or, if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 2(a) and 2(b) of this Article Fifth, or in defense of any claim, issue or matter therein;

(d) make any indemnification under Section 2(a) and 2(b) of this Article Fifth (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Section 2(a) and 2(b) of this Article Fifth;

(e) pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Section 2 of Article Fifth. Notwithstanding the foregoing, the Corporation shall not be obligated to pay expenses incurred by a director or officer with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise (“Proceedings”) initiated or brought voluntarily by a director or officer and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Section 2 of Article Fifth unless a court of competent jurisdiction determines that each of the material assertions made by the director or officer in such proceeding were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify the director or offer for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement;

(f) not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 2 of Article Fifth exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding such office;

(g) have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 2 of Article Fifth;

(h) deem the provisions of this Section 2 of Article Fifth to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while this Section 2 of Article Fifth is in effect and any repeal or modification of this Section 2 of Article Fifth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon Such state of facts. The provisions of this Section 2 of Article Fifth not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other Corporation (the “Second Corporation”) which shall merge into or consolidate with this Corporation when this Corporation shall be the surviving or resulting Corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors of this Corporation; and

(i) continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2 of Article Fifth, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation and such rights shall inure to the benefit of the heirs, executors and administrators of such a person.

SIXTH:    Except as may be expressly provided in this Certificate, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article Sixth; provided, however, that any amendment or repeal of Article Sixth of this Certificate shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.